                                                                    Exhibit 12.1

                        ASPEN INSURANCE HOLDINGS LIMITED

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERENCE SHARE DIVIDENDS

                                             AS AT                AS AT
                                           SEPTEMBER 30,        DECEMBER 31,
                                           -------------   ---------------------
                                               2004          2003      2002(1)
                                           -------------   --------   ----------
                                                ($ IN MILLIONS, EXCEPT RATIOS)

Net operating income before tax...........    $ 163.9      $ 206.6     $ 35.1
Add back
   Interest expense.......................        3.2          0.4        0.0
   Net realized investment losses.........        2.4          2.4        0.1
   Net foreign exchange gains.............       (0.7)        (1.5)     (12.7)

   Pretax operating income before
      interest expenses...................      168.8        207.9       22.5
Fixed charges.............................        3.2          0.4        0.0

Ratio of earnings to fixed charges(3)(4)..      52.75x      519.75x         -(2)

---------------------------

     (1) We were incorporated on May 23, 2002.

     (2) Not meaningful because Aspen Holdings had no debt financings outstanding as of such date.

     (3) For purposes of computing these ratios, earnings consist of net income before tax, excluding interest expense, net realized investment gains
         (losses) and net foreign exchange gains (losses). Fixed charges consist of interest expense, amortization of capitalized debt expenses, and an imputed interest component for rental expense.

     (4) We have no  dividend  bearing  preference  shares  during the periods covered by the ratio of  earnings to fixed  charges and preference share dividends table listed above.